Exhibit 10.40
CONSULTING AGREEMENT BETWEEN BOOKHAM, INC., AVANEX CORPORATION AND GIOVANNI
BARBAROSSA
     This Consulting Agreement (the “Agreement”), is entered into as of the 27th day of January, 2009, by and between Bookham Incorporated, a Delaware corporation (“Parent”), Avanex Corporation, a Delaware corporation (the “Company), and Giovanni Barbarossa (“Consultant”).
RECITALS
     WHEREAS, Consultant currently serves as the President and Chief Executive Officer of the Company; and
     WHEREAS, the Company and Consultant have entered into a Change in Control Agreement dated as of November 28, 2008 (the “Change in Control Agreement”); and
     WHEREAS, Parent and the Company (and a wholly-owned subsidiary of Parent) have entered into an Agreement and Plan of Merger and Reorganization dated as of January 27, 2009 (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned subsidiary of Parent; and
     WHEREAS, effective as of the Closing Date (as described in the Merger Agreement), the parties hereto desire to terminate Consultant’s employment as President and Chief Executive Officer of the Company, and as a member of the Board of Directors of the Company; and
     WHEREAS, effective as of the Closing Date, Parent desires to retain Consultant as a consultant and as a member of its Board of Directors, and Consultant has agreed to accept such positions, on the terms and conditions described herein.
     NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows, effective as of the Closing Date:
AGREEMENT
1. Termination of Employment; Release.
(a)	Effective as of the Closing Date, Consultant will resign from his position as President and Chief Executive Officer of the Company and any of its subsidiaries. The parties agree that, as of the Closing Date, all rights and obligations of Consultant and the Company with respect to such employment shall terminate, except for the continuing obligations of both parties under this Agreement, the Change of Control Agreement, the Release Agreement (as described below), or any plan, program, policy, corporate governance document, agreement, award or other arrangement of the Company or its affiliates (each, a “Company Arrangement”).

(b)	As of the Closing Date, all existing equity awards granted to Consultant by the Company shall become fully vested, exercisable and nonforfeitable, and will otherwise be treated no less favorably than any other outstanding equity awards.

(c)	As of the Closing Date, Company or Parent will pay Consultant all base salary and any accrued but unused vacation in accordance with Company policies based on Consultant’s employment up to and including the Closing Date.

(d)	Contingent upon Consultant (i) executing a Separation and Release Agreement (the “Release Agreement”), in the form attached hereto as Exhibit A, within thirty (30) days after the Closing Date, and (ii) not revoking or challenging the enforceability of the Release Agreement, Consultant shall be entitled to the payments and benefits described in the Release Agreement (in addition to the compensation provided hereunder).

(e)	Nothing in this Agreement or the Release Agreement is intended to waive or release Consultant from any and all obligations to Company or Parent under any confidentiality, proprietary or non-disclosure agreement, or any obligation created by statutory or common law to protect any intellectual property or proprietary information of Company or Parent.
2. Appointment as Consultant and Director.
(a)	Consultant agrees to serve as a consultant to the Parent, and Parent agrees to so engage Consultant, commencing as of the Closing Date and ending on the twelve (12) month anniversary of the Closing Date, unless such service is earlier terminated pursuant to Section 5 below (the “Consulting Term”).

(b)	Parent shall also cause Consultant to be appointed to the Board of Directors of Parent to serve as a Class I director until the annual meeting of stockholders to be held in 2011.

3. Consulting Services. As a consultant to Parent, Consultant shall be available to the Chief Executive Officer of Parent to provide general advice and assistance including integration, strategic and technology related matters, customer visits and customer relations and other similar services relating to transition matters arising from the transactions described in the Merger Agreement and requested by the Chief Executive Officer of Parent. Consultant shall provide such services during normal business hours, subject to Consultant’s reasonable availability. The parties intend the Consultant’s termination of employment from the Company to constitute a “termination of employment” within the meaning of Treas. Reg. Section 1.409A-1(h)(ii). The parties also expressly agree that Consultant will be entitled to accept employment or other consulting engagements during the Consulting Term, provided (i) that such services are not provided to a person, company or entity that provides products or services that compete with products or services provided by the Parent, (ii) such other consulting engagements or employment will not interfere with Consultant providing his services to Parent on an as requested and priority basis, and (iii) that such obligations do not otherwise preclude the Consultant’s from complying with the provisions of this Agreement.
(a)	Consulting Fees. Parent will pay Consultant a consulting fee at the rate of $30,000 per month, which shall be paid no less frequently than on a monthly basis. For Consultant’s service as a member of Parent’s Board of Directors, Consultant will be provided compensation no less favorable than compensation provided to other non-employee directors.

(b)	Independent Contractor. Consultant understands and agrees that, during the Consulting Term, he will be an independent contractor and he will not be considered an employee of Parent or the Company. No Federal, state and local income taxes or payroll taxes of any kind shall be withheld or paid by Parent on Consultant’s behalf, and Consultant acknowledges that he shall not be treated as an employee with respect to the consulting services performed hereunder for Federal, State and local tax purposes. Consultant agrees to pay, and be solely responsible for, any applicable Federal, State and local taxes that are imposed on him for the consulting fees provided hereunder.

(c)	Authority. Consultant understands and agrees that he is not authorized to enter into any contracts or agreements on behalf of Parent or the Company, or to otherwise create obligations of the Parent or Company to third parties, unless expressly authorized to do so by Parent or the Company.

(d)	Expenses. Parent shall reimburse Consultant for the reasonable expenses actually incurred by him during the Consulting Term in performing the consulting services described hereunder, upon submission by him of sufficient substantiation of such expenses, subject to the terms and conditions of Company’s written policies with respect to expense reimbursements (as provided in advance to Consultant). At the expiration of the Consulting Term, Parent shall, upon the presentation of an itemized invoice from an executive outplacement firm, reimburse Consultant for costs incurred by Consultant in the engagement of such outplacement firm used for a search for a new position for Consultant as a Chief Executive Officer. To the extent such payments constitute a taxable benefit or reimbursement that is subject to Section 409A of the Internal Revenue Code (“Section 409A”), they shall be paid or provided in accordance with Section 409A, including but not limited to the following provisions: (i) the amount of any such expense reimbursement or in-kind benefit provided during the Consultant’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of the Consultant’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.
4. Attorney Fees. Company shall pay directly all attorney fees and other expenses of counsel that were reasonably incurred by Consultant in connection with the negotiation and implementation of this Agreement, promptly upon receipt of an itemized invoice for same.
5. Termination.
(a)	The Consulting Term may be terminated by either Parent or Consultant at any time upon thirty (30) days’ prior written notice to the other, provided, however, that Consultant may not terminate the Consulting Term before the sixth (6) month anniversary of the Closing Date.
(i)	In the event of either (x) a termination of the Consulting Term by Parent for Cause (as described in paragraph (c) below) or (y) a voluntary termination of the Consulting Term by Consultant, the Parent will only pay the consulting fees earned by the Consultant prior to the effective date of such a termination.

(ii)	In the event that the Consulting Term is terminated by Parent for any reason other than Cause (or in the event of Consultant’s death), Parent shall make a lump sum cash payment to Consultant (or, in the event of his death, to his estate) in an amount equal to the remaining consulting fees that would otherwise have been payable through the end of the Consulting Term. Such payment shall be made within thirty (30) days of the termination date.

(b)	Upon termination of the Consulting Term for any reason, Consultant shall continue to retain all of his rights and obligations under this Agreement, the Change of Control Agreement and the Release Agreement, and shall retain all of his rights under the existing terms of any Company Arrangement.

(c)	Cause. For purposes of this Agreement, “Cause” will mean:
(i)	Any act of personal dishonesty taken by Consultant in connection with Consultant’s responsibilities hereunder and intended to result in substantial personal enrichment of Consultant;

(ii)	Consultant’s conviction of a felony that is injurious to Parent;

(iii)	A willful act by Consultant which constitutes gross misconduct and which is injurious to Parent, after there has been delivered to Consultant a written notice from the Chairman of the Board of Directors of Parent which describes the nature of such misconduct and Consultant has not cured such misconduct (if capable of cure) within two (2) weeks of such written notice;

(iv)	Consultant’s willful and continued failure to perform the duties and responsibilities hereunder after there has been delivered to Consultant a written demand for performance from the Chairman of the Board of Directors of Parent which describes the basis for the belief that Consultant has not substantially performed such duties and responsibilities, and Consultant has not corrected such failure within two (2) weeks of such written demand.
(d)	This Agreement (except for Section 4 hereof) shall be null and void if the Closing described in the Merger Agreement does not occur on or before the six (6) month anniversary of the date of this Agreement.
6. Notices. Any notices to a party under this Agreement shall be directed to the following address (or such other address as specified in writing):
To Parent
Bookham, Inc.
2584 Junction Ave
San Jose, CA 95134
Tel: (408) 383-1400
Attention: Chief Executive Officer and General Counsel
Facsimile:
To Company
Avanex Corporation
Address:
Attention: Chief Executive Officer
Facsimile:
To Consultant
Giovanni Barbarossa
Address:

7. Indemnity; D&O Insurance. Except for claims arising from circumstances constituting “Cause” as defined by section 5(c) above, Parent agrees to indemnify and hold Consultant and his heirs harmless in connection with the defense of a claim related to Consultant’s services to Parent or its affiliates, to the maximum extent permitted by law. Parent also agrees to promptly advance to Consultant all expenses and costs (including reasonable attorneys fees) incurred by Consultant with respect to any such claim or to enforce this indemnity. Parent also agrees to maintain directors and officers liability insurance, on terms no less favorable than those provided to its current officers and directors, for any claim related to Consultant’s service as an officer or director or Parent of the Company.
8. Arbitration. Consultant agrees to arbitrate any dispute regarding this Agreement in accordance with Section 10 of the Change of Control Agreement.
9. Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflicts of law principles thereof.
10. Entire Agreement. This Agreement, the Change in Control Agreement and the Release Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all prior agreements or understandings between the parties arising out of the subject matter hereof, but shall not adversely effect any of Consultant’s rights under the Merger Agreement (if any) or any Company Arrangement nor are they intended to waive, diminish or release any obligation of Consultant under any confidentiality, non disclosure, proprietary information or invention assignment agreement for the benefit of Company or Parent. In the event of any conflict between the provisions of this Agreement and the provisions of the Merger Agreement or any Company Arrangement, the provisions of this Agreement shall control to the extent more favorable to Consultant. This Agreement may only be amended by a written agreement executed by all of the parties that explicitly refers to the provision of this Agreement that is being amended.
11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Consultant upon Consultant’s death and (b) any successor of Parent.
12. Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
13. Severability. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of the Agreement shall be deemed valid and enforceable to the extent possible.
14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BOOKHAM INCORPORATED
By:
Name:
Title:

AVANEX CORPORATION
By:
Name:
Title:

GIOVANNI BARBAROSSA

EXHIBIT A — SEPARATION AND RELEASE AGREEMENT
     This Separation and Release Agreement (this “Agreement”) is entered into as of this                      day of                     , 2009, by and between Bookham Incorporated, a Delaware corporation (“Parent”), Avanex Corporation, a Delaware corporation (the “Company) and Giovanni Barbarossa (“Executive”).
     Parent, Company and Executive hereby agree as follows:
     1. The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on                     , 200___(the “Termination Date”).
     2. In settlement of amounts owed under Section 4(a) of the Change in Control Agreement between the Company and the Executive dated as of November 28, 2008 (the “Change in Control Agreement”), the Executive shall receive:
          (a) a lump sum cash payment equal to the sum of (i) one year of Executive’s annual base salary as of the Termination Date (which shall not be less than $360,000) and (ii) a pro-rata portion of Executive’s target annual incentive award (equal to at least 60% of his annual base salary) determined by multiplying such target annual incentive award by a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Termination Date, and the denominator of which is 365; and
          (b) the health coverage and benefits described in Section 4(a)(iv) of the Change in Control Agreement; and
The cash payments described in this Section 2 shall be made no later than ten (10) days after the expiration of the revocation period described in Section 8 of this Agreement.
     3. In consideration of the payments and benefits provided hereunder, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees and agents, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); and any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive’s employment with or resignation or termination from the Company and its subsidiaries and affiliates, as applicable.
          This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least 21 days to decide whether to waive claims under ADEA and seven days after the Executive signs the Agreement to revoke that waiver.
          This release does not release Parent or the Company from any obligations concerning any remaining rights the Executive has pursuant to the Consulting Agreement between the parties dated as of January 27, 2009 (the “Consulting Agreement”), the Change of Control Agreement, under this Agreement, or under any other Company Arrangement (as described in the Consulting Agreement), including, without limitation, any rights to indemnification and/or advancement of expenses by the Company or its affiliates pursuant to the Company’s (or any affiliate’s) corporate documents or applicable law, or coverage under any applicable directors’ and officers’ liability insurance policies. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission.
          Additionally, the Company agrees to discharge and release the Executive and the Executive’s heirs from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts or acts occurring prior to the date of this Agreement, including, but not limited to, any claim, matter or action related to the Executive’s employment or affiliation with, or termination or separation from the Company; provided that such release shall not release the Executive with respect to any act by the Executive which is proven to be a felony under U.S. Federal or applicable state law and which relates to the business of the Company or any of its subsidiaries. As of the date of this Agreement, the Company represents that it knows of no act by the Executive which would be deemed to be a felony under U.S. Federal or applicable state law which relates to the business of the

Company. Nothing in this Release is intended to waive or release Consultant from any and all obligations to Company or Parent under any confidentiality, proprietary information or non-disclosure agreement, or any obligation created by statutory or common law to protect any intellectual property or proprietary information of Company or Parent.
     4. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.
     5. The Executive waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Executive’s separation from the Company and its subsidiaries and affiliates on the Termination Date. Nothing herein shall prevent the Executive from providing services to the Company pursuant to the Consulting Agreement.
     6. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding against Executive, Parent, Company, or any successor or assign brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Change of Control Agreement.
     7. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or non-enforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.
     8. It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Executive shall be effective unless the Company has received, within the 7-day revocation period, written notice of his revocation of this Agreement.
     9. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Executive acknowledges that the Executive has been afforded the opportunity of at least 21 days to consider this Agreement.
     Consultant is over the age of forty (40) years, and in accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), he acknowledges that:
(a)	He has been advised in writing to consult with an attorney prior to executing this Release, and has had the opportunity to do so;

(b)	He is aware of certain rights to which he may be entitled under the Act;

(c)	In exchange for executing this Release, Consultant will receive severance pay to which he would otherwise not be entitled, and in addition to the compensation and benefits that he earned as an employee of Company;

(d)	By signing this Agreement, he will not waive rights or claims under the Act which may arise after the execution of this Agreement;

(e)	He has been given a period of at least 21 days to consider this Release, and understands that if he does not sign this Release he will not receive the severance pay described in paragraph 2 above; and

(f)	Executive further acknowledges that he has a period of seven days from the date of execution in which to revoke this Release by written notice to Kathy Zwickert, Parent’s VP of HR. In the event Consultant does not exercise his right to revoke this Release, the Release shall become effective on the date immediately following the seven day revocation period described above.
     The parties to this Agreement have executed this Agreement as of the day and year first written above.

BOOKHAM INCORPORATED
By:

Name:	Title:

AVANEX CORPORATION
By:

Name:	Title:

GIOVANNI BARBAROSSA